THIRD AMENDMENT OF EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT, made and entered into as of the 27th day of October, 2006, by and between RARE HOSPITALITY MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "Company"), and EUGENE I. LEE, JR., a resident of the State of Georgia (hereinafter referred to as the "Executive");

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated as of April 28, 2003 (the “Original Agreement”), First Amendment of Employment Agreement, dated as of October 27, 2004 (the “First Amendment”) and Second Amendment of Employment Agreement, dated as of October 27, 2005 (the “Second Amendment”); and

WHEREAS, the Second Amendment requires the Company and Executive to renew the Original Agreement on or before October 27, 2006 in order for the term of the Original Agreement to continue past the Expiration Date (as defined in the Second Amendment); and

WHEREAS, the Company and Executive intend to renew the Original Agreement on the terms and conditions set forth in this Third Amendment;

NOW, THEREFORE, for and in consideration of the sum of One Dollar ($1.00) in hand paid by the Company to Executive, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants and obligations contained herein, the Company and Executive hereby agree as follows:

1.            Section 1.1 of the Original Agreement, as revised by the Second Amendment, shall be deleted in its entirety and replaced with the following new Section 1.1:

1.1.        Employment Term. The employment term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue until and end on July 1, 2007 (the “Expiration Date”), unless terminated prior thereto in accordance with Section 3 hereof. Unless renewed by mutual agreement of the Company and Executive, as expressed in writing signed by both parties on or before January 1, 2007 (the “Notice Date”), this Agreement shall terminate on the Expiration Date with no renewal or extension; provided, however, that in the event the Company chooses not to renew the Agreement, the Executive will be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the Expiration Date, and the Company will be obligated to pay Executive an amount equal to twelve (12) months of his Base Compensation (as defined below), in effect immediately prior to the Expiration Date (the “Non-Renewal Severance”). Such payments of Non-Renewal Severance shall be made as and when salary would otherwise be payable to senior officers of the Company; provided, however, that on February 15, 2008, the Company shall pay Executive in one lump sum any remaining unpaid portion of the Non-Renewal Severance, plus an amount, if any, equal to Executive’s Base Compensation for the period of time between the Notice Date and the date on which the Company provides Executive with written notice of non-renewal. The period from the Commencement Date until the employment term expires or is terminated by the Company or Executive is hereinafter referred to as the "Employment Term."

2.            Section 2.1 of the Original Agreement, as revised by the Second Amendment, shall be deleted in its entirety and replaced with the following new Section 2.1:

2.1        Base Compensation. For all the services rendered by Executive hereunder, the Company shall pay Executive an annual salary at the rate of Four Hundred Seventy Thousand and 00/100 Dollars ($470,000) for each full year of the Employment Term, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that the Executive's salary will be reviewed at least annually to determine if an increase is appropriate, which increase shall be in the sole discretion of the Company. Executive's salary shall be prorated for any partial year during which this Agreement remains in effect. Executive’s annual salary paid from time to time is hereafter referred to as "Base Compensation”.

3.            Section 2.3 of the Original Agreement, as revised by the Second Amendment, shall be deleted in its entirety and replaced with the following new Section 2.3:

2.3         Equity Awards. The Company acknowledges that it has caused the Parent to issue equity awards, including incentive stock options, non-qualified stock options and restricted stock awards (collectively, the “Equity Awards”) to Executive pursuant to the Parent’s 1997 Long-Term Incentive Plan (the “1997 Plan”) and the Parent’s Amended and Restated 2002 Long Term Incentive Plan (the “2002 Plan”, together with the 1997 Plan, the “Equity Incentive Plans”). The Company represents and warrants to Executive that (i) during the Employment Term, the Company will cause Executive to be within the category of persons for which awards may be granted under the 2002 Plan or its successor plan; (ii) the Equity Incentive Plans have been approved by the Parent’s Board of Directors and shareholders and all Equity Awards granted to Executive under the Equity Incentive Plans are and shall remain in full force and effect as the legally binding obligations of the Parent and the Company throughout the Employment Term, subject to the terms of the Equity Incentive Plans and the award agreements executed in connection with the issuance of Equity Awards; and (iii) the Parent has caused all shares of stock in the Parent that may be acquired by Executive through the exercise or vesting of the Equity Awards to be registered and freely tradable, whether by means of the Parent’s filing of all necessary Form S-8 registration statements or otherwise, subject to restriction on sale or transfer of such shares under applicable securities laws by virtue of Executive’s position with the Company or ownership of the Parent’s securities.

4.            Section 3.2 of the Original Agreement shall be deleted in its entirety and replaced with the following new Section 3.2:

3.2	Payment upon Termination.

(a) Upon termination of the Employment Term for Cause, or as a result of Executive’s resignation pursuant to Section 3.1(e), in the absence of circumstances described in Section 3.2(e), Executive shall be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and any additional compensation he may be entitled to receive under the terms of any employee benefit plan offered by the Company.

(b) Upon termination of the Employment Term by the death of Executive, Executive's estate shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of death; and (ii) a lump sum equal to Executive’s pro-rata share (based on days worked before death) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed.

In addition to the foregoing, upon such termination (i) all of Executive’s Equity Awards that are outstanding on the date of Executive’s death shall be deemed amended, without further action by the Parent, the Company or Executive, so that any portion of such Equity Awards that would have vested solely with the passage of time over the twenty-four (24) month period following such termination, had Executive remained an employee of the Company during such period, shall be immediately vested and exercisable as of the date of termination, and any such stock options shall thereafter continue or expire in accordance with their original terms, and (ii) the Company shall continue to provide and pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive's dependent family members, if any, with coverage under the Company's group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twenty-four (24) months from and after the date of Executive's termination of employment. From and after the expiration of such twenty-four (24) month period, all applicable laws shall continue to apply to any person's or persons' rights to continue such benefits.

Payments pursuant to this Section 3.2(b) shall be in addition to any insurance proceeds that may be payable to Executive’s estate or beneficiaries.

(c) In the event that during the Employment Term Executive becomes Disabled (as defined in Section 3.1(b)) and the Company thereafter terminates Executive's employment during the continuation of such disability, Executive shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination; (ii) a lump sum equal to Executive’s pro rata share (based on days worked before he became disabled) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed; and (iii) continuation of Executive's Base Compensation, as in effect immediately prior to the date of termination of employment, for a period of ninety (90) days following the termination of employment, which shall be paid as and when salary payments would otherwise be made under Section 2 of this Agreement.

In addition to the foregoing, upon such termination of employment (i) all of Executive’s Equity Awards that are outstanding on the date of Executive’s termination from employment shall be deemed amended, without further action by the Parent, the Company or Executive, so that any portion of such Equity Awards that would have vested solely with the passage of time over the twenty-four (24) month period following such termination, had Executive remained an employee of the Company during such period, shall be immediately vested and exercisable as of the date of termination, and any such stock options shall thereafter continue or expire in accordance with their original terms, and (ii) the Company shall continue to provide and to pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and his dependent family members, if any, with coverage under the Company's group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twenty-four (24) months from after the date of Executive's termination of employment. From and after the expiration of such twenty-four (24) month period, all applicable laws shall continue to apply to any person's or person' rights to continue such benefits.

Payments pursuant to this Section 3.2 (c) shall be in addition to any disability insurance payments that may be payable to Executive.

(d) In the event that the Company terminates Executive's employment for any reason other than those set forth in subsections 3.1 (a), (b) or (c) above, except upon expiration of the Employment Term, or unless the provisions of Section 3.2(e) apply, Executive shall be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination, and the Company will be obligated to pay Executive an amount equal to eighteen (18) months of his Base Compensation, as in effect immediately prior to the date of termination (the “Termination Severance”). Executive shall also be entitled to receive his pro-rata share (based on days worked before termination) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed. Such payments of Base Compensation and bonus shall be made over time, as and when salary and bonuses would otherwise be payable under Section 2 of this Agreement; provided, however, that on February 15 of the year following the termination date, the Company shall pay Executive in one lump sum any unpaid portion of the Termination Severance.

In addition to the foregoing, upon such termination of employment, (i) all of Executive’s Equity Awards that are outstanding on the date of Executive’s termination from employment shall be deemed amended, without further action by the Parent, the Company or Executive, so that any portion of such Equity Awards that would have vested solely with the passage of time over the twenty-four (24) month period following such termination, had Executive remained an employee of the Company during such period, shall be immediately vested and exercisable as of the date of termination, and any such stock options shall thereafter continue or expire in accordance with their original terms, and (ii) the Company shall continue to provide and to pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and Executive's dependant family members, if any, with coverage under the Company's group health insurance program , on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twelve (12) months from and after the date of Executive's termination of employment. From and after the expiration of such twelve (12) month period, all applicable laws shall continue to apply to any person's or persons' rights to continue such benefits.

(e) In the event that (i) during the Employment Term a “Change in Control” (as defined below) shall occur and (ii) within eighteen (18) months following such Change in Control, either (A) the Company substantially reduces Executive's scope of responsibility or moves the Company’s headquarter offices away from the Metropolitan Atlanta area, and Executive resigns as a result of such action, or (B) the Company terminates Executive’s employment for any reason other than those set forth in subsections (a), (b) or (c) above then, in lieu of the amounts payable pursuant to Section 3.2(d), Executive shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of resignation or termination; (ii) a lump sum equal to the average of the bonus paid to Executive with respect to each of the two fiscal years of the Company prior to the year in which the resignation or termination occurs; and (iii) an amount equal to thirty-six (36) months of his Base Compensation, as in effect immediately prior to the date of resignation or termination. The amount payable pursuant to clause (iii) of the immediately preceding sentence (the “CIC Severance”) shall be payable in periodic amounts, each equal to the periodic Base Compensation payments being made to Executive immediately prior to the date of resignation or termination, on the dates that salary payments are normally made to executives of the Company or its successor; provided, however, that on February 15 of the year following the date of resignation or termination, the Company shall pay Executive in one lump sum any remaining unpaid portion of the CIC Severance. Notwithstanding the provisions of the immediately preceding sentence, in the event that the Company shall fail to make any payment of the CIC Severance, which failure is not cured within thirty (30) days following written notice to the Company of the failure to make such payment, then all remaining portions of the CIC Severance shall thereupon be immediately due and payable without further notice to the Company. All payments made pursuant to this Section 3.2(e), other than the CIC Severance, shall be made within thirty (30) days following the date of resignation or termination.

In addition to the foregoing, upon the date of resignation or termination (i) all of Executive’s Equity Awards that are outstanding on the date of Executive’s resignation or termination from employment shall be deemed amended, without further action by the Parent, the Company or Executive, so that any portion of such Equity Awards that would have vested solely with the passage of time over the twenty-four (24) month period following such resignation or termination, had Executive remained an employee of the Company during such period, shall be immediately vested and exercisable as of the date of resignation or termination, and any such stock options shall thereafter continue or expire in accordance with their original terms, and (ii) the Company shall continue to provide and pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and Executive's dependant family members, if any, with coverage under the Company's group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of eighteen (18) months from and after the date of resignation or termination. From and after the expiration of such eighteen (18) month period, all applicable laws shall continue to apply to any person's or persons' rights to continue such benefits.

For purposes of this subsection (e), “Change in Control” means and includes each of the following:

(i)           The acquisition, at one time or over time, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control; (a) any acquisition by a Person who is on the date of this Agreement the beneficial owner of 35% or more of the Outstanding Corporation Voting Securities, (b) any acquisition by the Parent, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent;

(ii)          Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially >all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or comparable persons of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, and (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent of such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or comparable body of the corporation or other entity resulting from such Business Combination were members of the incumbent Board or comparable body at the time of the execution of this Agreement, or of the action of the Board or comparable body, providing for such Business Combination.

(f) Payments made pursuant to this Section 3.2 are in lieu of any other obligations to Executive pursuant to the terms of this Agreement.

(g) In the event that Executive's employment is terminated pursuant to Sections 3.2(c), (d) or (e), or Executive resigns from employment pursuant to Section 3.2(e), a condition of Executive's receipt of any consideration, compensation or benefits beyond that which would otherwise be required to be paid or provided for performance rendered under this Agreement as of the date of resignation or termination shall be his execution of a separation agreement, including a full release of all claims, in a form acceptable to the Company.

5.            Section 4 of the Original Agreement shall be deleted in its entirety and replaced with the following new Section 4:

4.            Noncompetition. Executive covenants and agrees that during the term of his employment with the Company and for a period of eighteen (18) months thereafter, Executive shall not, as an officer, manager, supervisor, independent contractor or equity owner of any business or enterprise, engage or participate in any Business Activities in the Restricted Area. For purposes of this Section 4, "Business Activities" shall be those activities that relate to the development, operation or franchising of any “Designated Competitor”, or any single restaurant or group of restaurants that derives more than 30% of its food sales from the sale of steak products. For purposes of this Section 4, the "Restricted Area" shall be the area described in Exhibit A attached hereto, which the parties agree may be amended from time-to-time, and “Designated Competitor” shall mean Outback Steakhouse, Texas Roadhouse, Texas Steakhouse, Lone Star Steakhouse, Logan’s Roadhouse, Roadhouse Grill, Ted’s Montana Grill, Steak & Ale, Traildust Steakhouse, Tumbleweed, Ryan’s Steakhouse, Sizzler, Sagebrush, Golden Corral, Chop House, Smokey Bones and Saltgrass Steakhouse, all of which the Company deems to be similar to and current competitors of LongHorn Steakhouse and Bugaboo Creek Steak House. “Designated Competitor” also means Flemings, Ruth’s Chris, Smith & Wolinsky, Morton’s, Del Frisco’s, The Palm, Sullivan’s, Stonewood and Fogo de Chao, all of which the Company deems to be similar to and current competitors of The Capital Grille.

Nothing in this Section 4 shall prohibit Executive from acquiring or holding, for investment purposes only, less than 2% of the outstanding publicly traded securities of any corporation that may compete directly or indirectly with the Company. The provisions of this Section 4 shall terminate and be of no further force and effect from and after the date on which the Company fails to make any payment owed to Executive under this Agreement following the Employment Term, which payment remains unpaid ten (10) business days following the receipt of written notice from Executive that such payment has not been made (provided that such cure period shall not apply with respect to the Company’s third or subsequent failure to make any payment due Executive hereunder in any twelve (12) month period); provided, however, that in the event that there is any reasonable and good faith dispute between the Company and Executive as to any amount payable to Executive, for purposes of this Section 4 the disputed amount shall not be considered due and payable until such dispute shall have been finally resolved in an appropriate legal proceeding and any time for appeal of such resolution shall have run without an appropriate appeal having been taken.

6.            Section 19 of the Original Agreement, as revised by the Second Amendment, shall be deleted in its entirety and replaced with the following new Section 19:

19.         Entire Agreement. This Agreement, together with the Third Amendment and Exhibit A thereto, which is incorporated herein by this reference, constitutes the entire Agreement between the parties hereto with regard to Executive’s employment by the Company and there are no agreements, understandings, specific restrictions, warranties or representations, written or oral, relating to said subject matter between the parties other than those set forth herein or herein provided for. For the sake of clarity, the Third Amendment replaces and supercedes the Second Amendment, which, like the First Amendment, is hereby terminated and of no further force and effect.

7.            A new Section 24 is hereby inserted in the Original Agreement as follows:

24.          Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, constitutes “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if and to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution of such amount or benefit is payable in a lump sum, such payment or distribution will be delayed until the first day following the six-month anniversary of Executive’s separation from service, and (ii) if the payment or distribution of such amount or benefit is payable over time, the amount that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and paid to Executive, without interest, on the first day following the six-month anniversary of Executive’s separation from service, whereupon the normal payment or distribution schedule will resume.

(b) Notwithstanding anything in this Agreement to the contrary, the Company’s obligation hereunder to pay health, hospitalization and/or long-term care insurance premiums to provide Executive and Executive’s dependant family members with coverage under the Company’s group health insurance program for a stated period of time after the termination of the Employment Term (“extended medical coverage”) shall not extend beyond December 31 of the second calendar year following the year in which Executive’s separation from service occurs, and all such payments by the Company for such extended medical coverage shall be imputed as income to Executive

8.            Exhibit A of the Second Amendment shall be deleted in its entirety and replaced with new Exhibit A attached hereto and incorporated herein by reference.

9.            Except as otherwise set forth herein, the Original Agreement shall remain unchanged and in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

RARE HOSPITALITY MANAGEMENT, INC.

By:	_______________________________

President

EXECUTIVE

_______________________________
EUGENE I. LEE, JR.

EXHIBIT A

Executive and the Company agree that, for purposes of this Agreement, the "Restricted Area" shall constitute the area within fifteen (15) miles of any of RARE's restaurants in the following cities:

Alabama	Daphne, Dothan, Hoover, Huntsville, Mobile, Montgomery, Opelika, Prattville
Arizona	Phoenix, Scottsdale
Colorado	Denver
Connecticut	Manchester
Delaware	Bear, Newark
District of Columbia	Washington, D.C.
Florida

Altamonte Springs, Boynton Beach, Brandon, Coral Springs, Daytona Beach, Davie, Delray Beach, Destin, Fleming Island, Ft. Lauderdale, Ft. Myers, Ft. Walton Beach, Hollywood, Jacksonville, Jacksonville Beach, Jensen Beach, Kissimmee, Lakeland, Lake Mary, Largo, Melbourne, Merritt Island, Miami, Naples, Ocala, Orange Park, Orlando, Palm Harbor, Pembroke Pines, Port Richey, Sarasota, St. Augustine, St. Petersburg, Southchase, Tallahassee, Tampa, Viera, West Palm Beach, Winter Haven

Georgia

Acworth, Albany, Alpharetta, Athens, Atlanta, Augusta, Austell, Buford, Canton, Carrolton, Cartersville, College Park, Columbus, Commerce, Conyers, Covington, Cumming, Dalton, Dawsonville, Douglasville, Duluth, East Point, Ellijay, Fayetteville, Gainesville, Hiram, Jonesboro, Kennesaw, Lawrenceville, Lithonia, McDonough, Macon, Marietta, Morrow, Newnan, Peachtree City, Pooler, Rome, Roswell, Savannah, Snellville, Statesboro, Tifton, Tucker, Valdosta, Warner Robins, Woodstock

Illinois	Chicago, Fairview Heights, Lombard, Norridge, Peoria, Springfield
Indiana	Avon, Bloomington, Carmel, Clarksville, E. Indianapolis, Evansville, Indianapolis, Merrillville, Portage, Southport
Kansas	Kansas City, Lawrence, Leawood, Topeka
Kentucky	Bowling Green, Cold Springs, Florence, Frankfort, Lexington, Louisville
Maine	Auburn, Augusta, Bangor, Biddeford, South Portland
Maryland	Baltimore, Bowie, Columbia, E. Columbia, Frederick, Gaithersburg, Germantown, Golden Ring, Hagerstown, Landover, Laurel, Upper Marlboro, Waldorf
Massachusetts

Boston, Braintree, Brockton, Burlington, Chestnut Hill, Dedham, Framingham, Franklin, Haverhill, Loeminster, Marlboro, Methuen, Milford, Millbury, North Attleboro, Peabody, Plymouth, Raynham, Seekonk, Shrewsbury, Tewksbury, Watertown, W. Springfield

Michigan	Allen Park, Auburn Hills, Clinton Township, Grand Rapids, Roseville, Troy, Westland
Minnesota	Minneapolis
Mississippi	Hattiesburg
Missouri	Ballwin, Belton, Chesterfield, E. Columbia, Florissant, Hazelwood, Independence, Jefferson City, Kansas City, O'Fallon, Lee's Summit, St. Peters, Sunset Hills
Nevada	Las Vegas
New Hampshire	Amherst, Bedford, Concord, Keene, Manchester, Nashua, Newington
New Jersey	Flanders, Hamilton, Howell, Millville, Mt. Olive, New Brunswick, Parsippany, Piscataway, Rochelle Park, Woodbridge
New York	Albany, New York City, Poughkeepsie, Rochester
North Carolina	Apex, Asheville, Brier Creek, Burlington, Charlotte, Concord, Gastonia, Greensboro, Greenville, Hickory, High Point, Huntersville, Pineville, Wilmington, Winston-Salem
Ohio

Beavercreek, Boardman, Cincinnati, Cleveland, Columbus, Cuyahoga Falls, Dublin, Fairlawn, Fairview Park, Gahana, Grove City, Independence, Mayfield Heights, Maumee, Medina, Mentor, Moraine, North Canton, Pickerington, Solon, Springdale, St. Clairsville, Strongsville, West Chester, Wooster

Pennsylvania	Bensalem, Erie, Exton, Franklin Mills, Lancaster, Norristown, Penns Port, Philadelphia, Pittsburgh Mills, Pottstown, Warrington, Waterfront, West Homestead, Whitman Square
Rhode Island	Providence, Warwick
South Carolina	Anderson, Columbia, Florence, Greenville, Hilton Head, Mt. Pleasant, Myrtle Beach, N. Charleston, Rock Hill, Spartanburg
Tennessee	Brentwood, Chattanooga, Clarksville, Hermitage, Hixson, Jackson, Madison, Nashville
Texas	Dallas, Houston
Vermont	Williston
Virginia	Chantilly, Dulles, Massaponax, McLean, Williamsburg
West Virginia	Charleston, Morgantown
Wisconsin	Milwaukee